                                                                EXHIBIT 99(a)(3)


                          Offer to Purchase for Cash
                    up to 3,596,688 Shares of Common Stock
                                      of
                                 Go2Net, Inc.
                                      at
                             $90.00 Net Per Share
                                      by
                         Vulcan Ventures Incorporated

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 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 15, 1999, UNLESS THE
 OFFER IS EXTENDED.
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                                                                 March 19, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies And Other Nominees:

  We have been engaged to act as Dealer Manager in connection with the offer by Vulcan Ventures Incorporated, a Washington corporation (the "Purchaser"), to purchase up to 3,596,688 outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Go2Net, Inc., a Delaware corporation (the "Company"), at $90.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated March 19, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS, INCLUDING RECEIPT BY THE PURCHASER AND THE COMPANY OF REGULATORY APPROVALS. THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

  Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

    1. Offer to Purchase dated March 19, 1999;

    2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer and tendering Shares;

    3. Letter to Clients which may be sent to your clients for whose account you hold Shares in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

    4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedures for book-entry transfer (as set forth in the Offer to Purchase) cannot be completed on a timely basis;

    5. A letter to stockholders of the Company from Russell C. Horowitz, Chairman of the Board and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission.

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. Return envelope addressed to IBJ Whitehall Bank & Trust Company, as Depositary.

  The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

  The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 15, 1999, UNLESS THE OFFER IS EXTENDED.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary and certificates representing the tendered Shares should be delivered, or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 2, "Procedure for Tendering Shares" in the Offer to Purchase.

  Any inquiries you may have with respect to the Offer should be addressed to NationsBanc Montgomery Securities LLC or MacKenzie Partners, Inc. at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

  Additional copies of the enclosed materials may be obtained by calling the Information Agent, MacKenzie Partners, Inc., at (800) 322-2885.

                                          Very truly yours,

                                          NationsBanc Montgomery
                                          Securities LLC

Enclosures

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   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE
 YOU OR ANY PERSON AS AN AGENT OF THE PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.
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